Exhibit 10.5.1

October 14, 2025

Legato Merger Corp. IV

777 Third Avenue, 37th Floor

New York, NY 10017

Gentlemen:

Legato Merger Corp. IV (“Corporation”), a Cayman Islands blank check company formed for the purpose of acquiring one or more businesses or entities of the type contemplated in the Registration Statement (defined below) (a “Business Combination”), intends to register its securities under the Securities Act of 1933, as amended (“Securities Act”), in connection with its initial public offering (“IPO”).

The undersigned hereby commits to purchase an aggregate of ____ units of the Corporation (“Placement Units”), at $10.00 per Placement Unit, for an aggregate purchase price of $____ (the “Purchase Price”). Each Placement Unit is currently intended to consist of one ordinary share, par value $0.0001 per share (each, an “Ordinary Share”), of the Corporation, and one-third of one redeemable warrant. Each whole warrant is intended to entitle the holder thereof to purchase one Ordinary Share at a price of $11.50 per share. On or before October 14, 2025, the expected date of the filing of the Corporation’s DRS with the SEC, the undersigned will cause the Purchase Price to be delivered to Graubard Miller, counsel for the Corporation (“Counsel”), by wire transfer as set forth in the instructions attached as Exhibit A to hold in a noninterest-bearing account, together with an originally executed Form W-9 or W-8BEN (or other similar applicable form).

In consideration of the above purchase obligations, Eric Rosenfeld or an affiliate of Eric Rosenfeld (the “Transferor”) hereby agrees to transfer to the undersigned an aggregate of ____ Ordinary Shares (the “Insider Shares”) at approximately $0.005 per Insider Share, for an aggregate purchase price of $____, which amount is being delivered to the Transferor on or before October 14, 2025. The undersigned acknowledges and agrees that if the underwriters in the IPO determine the size of the offering should be increased or decreased, the undersigned will either receive a dividend on the Insider Shares transferred hereunder or contribute a portion of the Insider Shares back to capital, as applicable, in order to maintain the undersigned’s ratio of two (2) Insider Shares for every Placement Unit purchased. In addition, the undersigned acknowledges and agrees that if the underwriter in the IPO elects not to exercise the overallotment option, and fewer Placement Units are required to be purchased, the undersigned’s purchase of Placement Units will be reduced on a pro rata basis with all other outside sponsors and the undersigned shall sell a proportionate number of Insiders Shares to the Transferor in order to maintain the undersigned’s ratio of two (2) Insider Shares for every Placement Unit purchased.

The consummation of the purchase and issuance of the Placement Units shall occur simultaneously with the consummation of the IPO. At the time of the IPO, Counsel shall (i) deposit the Purchase Price, without interest or deduction, into the trust fund (“Trust Fund”) established by the Corporation for the benefit of the Corporation’s public stockholders as described in the Corporation’s registration statement filed in connection with the IPO (“Registration Statement”) and (ii) any remaining unused portion of the Purchase Price (in the event the number of Placement Units required by the underwriters to be purchased by the undersigned and the other purchasers of the Placement Units is reduced, which such reduction will be effectuated pro rata with all other outside sponsors) to the undersigned. If the Corporation does not complete the IPO within six (6) months from the date of this letter (subject to a six (6) month extension at the Corporation’s option in its sole discretion), the Purchase Price will be returned to the undersigned.

Each of the Corporation and the undersigned acknowledges and agrees that Counsel is serving hereunder solely as a convenience to the parties to facilitate the purchase of the Placement Units and Counsel’s sole obligation under this letter agreement is to act with respect to holding and disbursing the Purchase Price for the Placement Units as described above. Counsel shall not be liable to the Corporation or the undersigned or any other person or entity in respect of any act or failure to act hereunder or otherwise in connection with performing its services hereunder unless Counsel has acted in a manner constituting gross negligence or willful misconduct. The Corporation and Eric S. Rosenfeld, jointly and severally, shall indemnify Counsel against any claim made against it (including reasonable attorney’s fees) by reason of it acting or failing to act in connection with this letter agreement except as a result of its gross negligence or willful misconduct. Counsel may rely and shall be protected in acting or refraining from acting upon any written notice, instruction or request furnished to it hereunder and reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties.

The Insider Shares will be identical to the Ordinary Shares included in the units to be sold by the Corporation in the IPO, and the Placement Units will be identical to the units to be sold by the Corporation in the IPO, except that:

●	the undersigned agrees, solely with the Corporation, to vote the Insider Shares and Ordinary Shares included in the Placement Units (the “Placement Shares”) in favor of any proposed Business Combination; provided, that for the avoidance of doubt, the foregoing agreement that the undersigned vote all Insider Shares and Ordinary Shares included in the Placement Units in favor of such proposed Business Combination shall only be between the undersigned and the Corporation;

●	until such time as the Corporation has completed its initial Business Combination the undersigned agrees, solely with the Corporation, not to seek conversion rights, or seek to sell such shares in any tender offer, with respect to any Insider Shares and Placement Shares included in the Placement Units; provided, that for the avoidance of doubt, the foregoing agreement that the undersigned not seek to convert or sell any Insider Shares or Placement Shares shall only be between the undersigned and the Corporation;

●	the Insider Shares will be subject to a lock-up agreement solely with the Corporation on terms no less favorable than those to which other holders of Insider Shares are or may become subject, and pursuant thereto may only be transferred during any applicable lock-up period thereunder (i) among the initial purchasers of the Insider Shares, to the Corporation’s officers, directors and employees, to a holder’s affiliates, or to its members upon its liquidation, (ii) to relatives and trusts for estate planning purposes, (iii) by virtue of the laws of descent and distribution upon death, (iv) pursuant to a qualified domestic relations order, (v) by certain pledges to secure obligations incurred in connection with purchases of the Corporation’s securities, (vi) by private sales made at or prior to the consummation of a Business Combination at prices no greater than the price at which the Insider Shares were originally purchased or (vii) to the Corporation for cancellation in connection with the consummation of a Business Combination, in each case (except for clause (vii) or with the Corporation’s prior consent) where the transferee to be bound by the terms of the lock-up agreement applicable to the undersigned. Notwithstanding the foregoing, the undersigned agrees solely with the Corporation to be subject to the terms of any applicable lock-up agreement. The Corporation acknowledges and agrees that any such agreement limiting the right of the undersigned to transfer, sell or assign its Insider Shares shall only be between the undersigned and the Corporation;

●	the Placement Units and underlying securities will be subject to a lock-up agreement solely with the Corporation on terms no less favorable than those to which other holders of Insider Shares are or may become subject, and pursuant thereto will not be transferable until 30 days after the completion of a Business Combination (except (i) among the initial purchasers of the Placement Units, to the Corporation’s officers, directors and employees, to a holder’s affiliates, or to its members upon its liquidation, (ii) to relatives and trusts for estate planning purposes, (iii) by virtue of the laws of descent and distribution upon death, (iv) pursuant to a qualified domestic relations order, (v) by certain pledges to secure obligations incurred in connection with purchases of the Corporation’s securities, (vi) by private sales made in connection with the consummation of a Business Combination at prices no greater than the price at which the Placement Units were originally purchased or (vii) to the Corporation for cancellation in connection with the consummation of a Business Combination, in each case (except for clause (vii) or with the Corporation’s prior consent) where the transferee agrees to the terms of the transfer restrictions). Notwithstanding the foregoing, the undersigned agrees solely with the Corporation to be subject to the terms of the terms of this Section. The Corporation acknowledges and agrees that any such agreement limiting the right of the undersigned to transfer, sell or assign its Placement Units and underlying securities shall only be between the undersigned and the Corporation;

●	the undersigned shall not receive any material, non-public information regarding the Corporation provided by the Founders, or Corporation or any of its officers, directors or employees or agents, without the prior express written consent of the undersigned.

●	the Insider Shares and Placement Units (and underlying securities) will be subject to customary registration rights, which shall be described in the Registration Statement. For the avoidance of doubt, the registration rights shall be made available by the Corporation to the undersigned on terms no less favorable than those afforded to any other pre-IPO investor in the Corporation;

●	the undersigned will not participate in any liquidation distribution with respect to the Insider Shares or Placement Units (but will participate in liquidation distributions with respect to any public units or Ordinary Shares purchased by the undersigned in the IPO) if the Corporation fails to consummate a Business Combination; and

●	the Insider Shares and Placement Units will include any additional terms or restrictions as is customary in other similarly structured blank check company offerings or as may be reasonably required by the underwriters in the IPO in order to consummate the IPO, each of which will be set forth in the Registration Statement.

The Corporation and Transferor shall not (and shall cause their affiliates officers, directors, employees and agents including, without limitation, the Placement Agents, not to) publicly disclose the name of the undersigned or any affiliate or investment adviser of the undersigned, or include the name of the undersigned or any affiliate or investment adviser of the undersigned without the prior written consent (including by e-mail) of the undersigned (i) in any press release or marketing materials, or (ii) in any filing with the Commission or any regulatory agency or trading market, except (A) as required by the federal securities laws, rules or regulations or (B) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release, or other communications previously approved in accordance with this commitment letter, in which case the Corporation shall provide the undersigned with prior written notice of such disclosure permitted under subclause (B) and shall reasonably consult with the undersigned regarding such disclosure and consider, in good faith, any comments provided by the undersigned.

The undersigned further acknowledges and agrees that if, in order to consummate any Business Combination, all other holders of Insider Shares are required to contribute back to the capital of the Corporation a portion of any such securities to be cancelled by the Corporation, the undersigned will contribute back to the capital of the Corporation a proportionate number of Insider Shares, pro rata with the other holders of Insider Shares. The undersigned also acknowledges and agrees that if, in order to consummate any Business Combination, all holders of Insider Shares are required to transfer Insider Shares as inducement to the existing or new shareholders of Legato Merger Corp. IV or to Legato Merger Corp. IV’s Business Combination partner, the undersigned will transfer a proportionate number of Insider Shares, pro rata with the other holders of Insider Shares; provided that all other holders of Insider Shares are similarly required to transfer their pro rata share of Insider Shares.

The undersigned acknowledges and agrees that he will execute agreements in form and substance typical for transactions of this nature necessary to effectuate the foregoing agreements and obligations prior to the consummation of the IPO as are reasonably acceptable to the undersigned, including but not limited to (i) an insider letter, (ii) an escrow agreement and (iii) a registration rights agreement.

The undersigned hereby represents and warrants that, as applicable:

(a)	he has been advised that the Insider Shares and Placement Units have not been registered under the Securities Act;

(b)	he is acquiring the Insider Shares and Placement Units for his account for investment purposes only;

(c)	he has no present intention of selling or otherwise disposing of the Insider Shares and Placement Units in violation of the securities laws of the United States;

(d)	he is an “accredited investor” as defined by Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended;

(e)	he has had both the opportunity to ask questions and receive answers from the officers and directors of the Corporation and all persons acting on its behalf concerning the terms and conditions of the offer made hereunder;

(f)	he is familiar with the proposed business, management, financial condition and affairs of the Corporation;

(g)	he has full power, authority and legal capacity to execute and deliver this letter and any documents contemplated herein or needed to consummate the transactions contemplated in this letter; and

(h)	this letter constitutes the legal, valid and binding obligation of the undersigned and is enforceable against him.

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Very truly yours,

Accepted and Agreed:

Legato Merger Corp. IV

By:
	Name:	Eric S. Rosenfeld
	Title:	Chief SPAC Officer

ERic s. rosenfeld

Graubard miller

(solely with respect to its obligations to hold

and disburse monies for the Placement Units)

By:
Name:
Title: